EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-37025) of Colonial Commercial Corp. and subsidiaries of our report dated March 26, 2009 on our audits of the consolidated financial statements and schedule of Colonial Commercial Corp. and subsidiaries which appears in this Form 10-K for the year ended December 31, 2008.

/s/ Eisner LLP

New York, New York
March 26, 2009